NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock and the 8.90% Series C Cumulative Redeemable Preferred Stock (the 'Securities') of NovaStar Financial, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on February 11, 2008, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange. This decision was reached in view of the fact that the Company announced on September 17, 2007 its decision not to declare a dividend related to 2006 taxable income, thereby causing the Company’s REIT status to be terminated, retroactive to January 1, 2006. Under Exchange rules, NYSE Regulation must promptly initiate suspension and delisting procedures, unless the resultant non-REIT entity qualifies for original listing under the Exchange's original listing standards for regular operating companies. NYSE Regulation has determined that the Company does not meet the applicable original listing standards. 1. The Exchange's Listed Company Manual, Sections 802.01B, states, in part, that the Exchange would normally give consideration to delisting a security of either a domestic or non-U.S. issuer with respect to a REIT if it fails to maintain its REIT status (unless the resultant entity qualifies for an original listing as a regular operating company). 2. The Exchange, on January 11, 2008, determined that the Securities should be suspended from trading before the opening of the trading session on January 17, 2008, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange. The Company was notified by letter on October 17, 2007 and January 10, 2008. 3. Pursuant to the above authorization, press releases were issued on October 17, 2007, October 31, 2007 and January 11, 2008 and an announcement was made on the 'ticker' of the Exchange at the opening and at the close of the trading session on October 30, 2007 and other various dates of the proposed suspension of trading in the Securities. Similar information was included on the Exchange's website. Trading in the Securities on the Exchange was suspended before the opening of the trading session on January 17, 2008. 4. On October 24, 2007, the Company requested a hearing before the Committee for Review of the Board of Directors of NYSE Regulation, which was held on December 5, 2007, concerning the Exchange's decision, in accordance with Section 804.00 of the Exchange’s Listed Company Manual. 5. On January 11, 2008, the Committee for Review issued a decision that affirmed the determination of the Exchange's Staff to delist the Securities of the Company.